Mail Stop 6010


June 9, 2005


Via Facsimile and U.S. Mail

Mr. Ariel Shenhar
Chief Financial Officer
Ophthalmic Imaging Systems
221 Lathrop Way, Suite I
Sacramento, CA 95815

	Re: 	Ophthalmic Imaging Systems
		Form 10-KSB for the year ended December 31, 2004
      SEC File No. 1-11140


Dear Mr. Shenhar:

We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


Sincerely,



Martin F. James
Senior Assistant Chief Accountant

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Mr. Ariel Shenhar
Ophthalmic Imaging Systems
May 9, 2005
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